VAALCO ANNOUNCES AGREEMENT REGARDING REMAINING CONTRACT TERM ON OFFSHORE GABON DRILLING RIG AND

PROVIDES OPERATIONAL UPDATE

HOUSTON – July  5, 2016 – VAALCO Energy, Inc. (NYSE: EGY) today announced that it has executed an agreement with Transocean Ltd. regarding the remaining contract term associated with the Constellation II rig utilized in the Company’s recent drilling program offshore Gabon which provides for payment of $5.1 million net to VAALCO’s interest for unused rig days under the contract.  This amount, plus the Company’s share of demobilization charges, will be paid in seven equal monthly installments beginning in July.

Operational Update

Total Company production for the second quarter of 2016 averaged approximately 4,700 net barrels of oil equivalent per day (BOEPD), up 4% from 4,516 net BOEPD in the first quarter of 2016.  On June 23, the electrical submersible pumps (ESPs) in the South Tchibala 2-H well failed, resulting in the well being temporarily shut-in.  The well was producing approximately 1,700 barrels of oil per day gross, or 415 net to the Company, prior to being temporarily shut-in.  VAALCO is working to mobilize a  hydraulic workover unit to move onto the Avouma platform and replace the ESPs in the well which is expected to be back on production by early fourth quarter 2016. The Company said that using a hydraulic unit to replace the ESPs rather than mobilizing a jackup rig results in substantially lower cost for the workover. VAALCO’s net share of the cost is expected to be approximately $1.5 million.  The Company further commented that it does not plan to change its annual production guidance at this time as a result of this temporary well shut-in.

Steve Guidry, the Company’s Chief Executive Officer, commented: “We are very pleased to have reached a fair and amicable settlement with Transocean following the release of the rig utilized in our offshore Gabon drilling program.  We appreciate the relationship with Transocean and their support of our operations.  While low oil prices were the primary factor in our releasing the rig, the benefit of our drilling program through that point was further evidenced in the second quarter when our production averaged approximately 4,700 BOE per day, at the top end of guidance for the quarter.  Thus far in 2016, we have experienced very high production uptime along with more shallow declines from new wells placed on production in the last twelve months.  The shut-in of the South Tchibala 2-H well is expected to be only a short-term temporary disruption, therefore we don’t see a need to change our current annual production guidance of 3,700 to 4,500 BOE per day at this time.”

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. The Company's properties and exploration acreage are located primarily in Gabon, Equatorial Guinea and Angola in West Africa.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future drilling, completion, workover and other operations and activities. All statements, other than statements of historical facts, included in this release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements may include expected capital expenditures, future drilling plans, prospect evaluations, liquidity, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes. These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2015, subsequent quarterly reports on Form 10-Q, and other reports filed with the SEC. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact

Al Petrie

Investor Relations Coordinator

713-543-3422